Exhibit 5.1

Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, California 94304-1050 O: 650.493.9300 F: 866.974.7329

January 17, 2024

Alector, Inc.

131 Oyster Point Boulevard, Suite 600

South San Francisco, California 94080

Re: Alector, Inc. – Sale and Issuance of Shares of Common Stock

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-3, filed by Alector, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on February 28, 2023 under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective on May 1, 2023 (the “Registration Statement”), the prospectus contained within the Registration Statement (the “Base Prospectus”), and the prospectus supplement to the Registration Statement dated January 17, 2024 (together with the Base Prospectus, the “Prospectus”), in connection with the registration under the Securities Act of up to 10,869,566 shares of the Company’s common stock, $0.0001 par value per share (and up to an additional 1,630,434 shares of its common stock upon exercise of an option to purchase additional shares granted to the underwriter) (collectively, the “Shares”), to be issued and sold by the Company. The offering of the Shares is being made pursuant to that certain underwriting agreement, dated January 17, 2024, by and between the Company and Cantor Fitzgerald & Co. (the “Underwriting Agreement”).

We are acting as counsel for the Company in connection with the issuance and sale of the Shares by the Company. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents, and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

AUSTIN     BEIJING     BOSTON     BRUSSELS     HONG KONG     LONDON     LOS ANGELES     NEW YORK     PALO ALTO

SAN DIEGO     SAN FRANCISCO     SEATTLE     SHANGHAI     WASHINGTON, DC     WILMINGTON, DE

On the basis of the foregoing, we are of the opinion that the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed on or about the date hereof for incorporation by reference into the Registration Statement, and to the use of our name wherever it appears in the Registration Statement, the Prospectus, and in any amendment or supplement thereto. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati